                                                                    Exhibit 21.1
                                                                  Cade 1998 10-K

                                SUBSIDIARIES OF
                             CADE INDUSTRIES, INC.


Name of Subsidiary                  Jurisdiction of Incorporation
------------------                  -----------------------------
Cade AutoAir, Inc.                            Michigan
Cade Composites, Inc.                         California
Cade International, Inc.                      Barbados
Cade Commercial Composites, Inc.              Wisconsin
Cade Cenco, Inc.                              Minnesota
Cade HAC, Inc.                                Delaware
Pollux Acquisition Corporation                Wisconsin
Cade Europe, Inc.                             Minnesota